November 27, 1999


Mr. Ed Rogich
Vice President of Marketing
IGT
185 Palms Airport Drive
Las Vegas, NV 89119


Dear Ed,

Per our proposal regarding the production of GameWatch slot machine instructional videos, Players Network will be producing a series of high-quality videos which include a field reporter shot at a casino introducing each featured game. She will toss to our host/instructor on the GameWatch set, who will conduct the actual educational portion of the game. The segments will also include celebrity sound bites (i.e. Barbara Eden, Dick Clark, etc.), including additional B-roll and miscellaneous interviews. Players Network will build the Game Watch set in our studio, where a multi-camera production will take place. The above-described production cost is based on shooting a minimum of four machines on any given production day, with a maximum of six machines. This series of production could include up to 40 different slot machines, or as many as IGT gets approved by the Gaming Control Board.

Taking into consideration that this is to be a joint effort benefiting both of our companies, I have priced this project at a fixed rate of $6,700 per completed video machine segment, which will include all the services we previously provided from script to screen including production, talent, writing and editing.

The payment terms can be simplified into two payments with 50% payable in advance and 50% payable upon completion of all the videos.

Marketing
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IGT and Players Network will each be responsible for duplication costs for their respective circulation needs.

Players Network will provide videos, at cost, to any hotel or casino desirous of running the Game Watch videos in their guestrooms. Customized editing of the videos for the hotels will also be provided by Players Network with only a minimal markup. Prices for these editing services will be quoted on a case by case basis.

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Additionally, Players Network will air the Game Watch segments in our affiliate hotel rooms, stream video on our internet site, PlayersNetwork.com as well as any other forms of distribution which become available (i.e. Game Show Network).

Players Network will also be purchasing lots of media to cross-promote PlayersNetwork.com. In doing so, we will create some customized advertising which makes potential internet visitors aware of the fact that they can view our Game Watch segments.

If the above meets your approval, please sign below and return a copy of these offices.

AGREED BY:

PLAYERS NETWORK                     INTERNATIONAL GAME TECHNOLOGY


MARK BRADLEY                        ED ROGICH, JR.
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MARK BRADLEY                        ED ROGICH, JR.
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11/27/99                            11/27/99
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